Exhibit 16.1

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

July 11, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
We are currently principal accountants for Carver Bancorp, Inc. (the Company) and, under the date of June 29, 2015, we reported on the consolidated financial statements of the Company as of and for the years ended March 31, 2015 and 2014. On July 5, 2016, we were notified that the Company will engage BDO USA, LLP as its principal accountant for the year ending March 31, 2017 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended March 31, 2016, and the issuance of our report thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated July 11, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with (1) the Company’s statement that the change was approved by the Finance and Audit Committee of the Board of Directors and (2) the Company’s statements made in Item 4.01(b).
Very truly yours,